EXHIBIT 99.1
[Grant Prideco Letterhead]

(a)	FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com
Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com
GRANT PRIDECO REPORTS EPS OF $0.69
ON A 42% REVENUE INCREASE
     HOUSTON, TEXAS, April 18, 2006 — Grant Prideco, Inc. (NYSE:GRP) today announced record revenues and earnings for its first quarter 2006. Net income increased by 152% to $92.4 million ($0.69 per diluted share) on a 42% increase in revenues to $414.4 million. These results compare to net income of $36.7 million ($0.29 per diluted share) on revenues of $292.1 million in last year’s first quarter.
     “We are pleased to report another record quarter fueled by continued industry strength and an optimistic customer base,” commented Michael McShane, Chairman and CEO of Grant Prideco. “Pricing and mix improved at every segment driving sequential incremental margins of 85%. Each of our three primary operating segments reported operating income margins in excess of 30%, and our total backlog increased to over $1 billion, a 24% sequential increase, which provides strong forward visibility.”
     Operating Income Margins Increased
     Consolidated revenues increased by $122.3 million, or 42%, compared to last year’s first quarter, as worldwide drilling activity increased 18%. Consolidated operating income margins increased to 28% from 21% for the same prior year period. Other operating expenses (sales and marketing, general and administrative and research and engineering) were reduced to 17% of revenues from 21% for the same prior year period. This improvement primarily reflects reductions in sales and marketing expenses at certain foreign locations at the Company’s Drill Bits segment, as well as greater overall operating efficiencies.

     Other Items
     Interest expense decreased by $6.2 million, reflecting lower year-over-year debt balances due to significant free cash flow and a debt restructuring in 2005, which reduced the Company’s average interest rate by approximately 340 basis points. Equity income from the Company’s unconsolidated affiliates increased to $27.3 million from $4.8 million, which primarily reflects increased earnings at Voest-Alpine Tubulars (VAT). VAT’s first quarter results reflect record seamless OCTG product sales with particularly strong demand in the U.S. and China markets. In addition, losses from the Company’s IntelliServ operation, previously accounted for as an equity investment, are now included in operating income. Other income (expense), net decreased from income of $1.1 million in the first quarter of 2005 to a loss of $0.3 million primarily due to foreign exchange losses.
     The Company’s effective tax rate was 31.3% for the first quarter of 2006 compared to 33.6% in last year’s first quarter. The decrease is primarily due to a $3.0 million benefit from U.S. research and experimentation credits for years 2002 through 2005 following the completion of a study in the first quarter of 2006. The effective tax rate for 2006 is expected to be 33.6% for the balance of the year.
     The Company’s debt to book capitalization was 16.0% at March 31, 2006. With a cash balance of $59.4 million, the Company’s net debt to book capitalization was 11.4%. During the quarter, the Company repurchased 522,500 shares of its stock at a total purchase price of $20.1 million.
     SEGMENT RESULTS
     Drilling Products and Services
     Revenues for the Drilling Products and Services segment were a record $194.3 million during the quarter, which represents a 51% increase over last year’s first quarter. Operating income increased by 79% to $65.0 million, and operating income margins increased to 33% from 28% in last year’s first quarter. These results reflect increased volumes and pricing across all of this segment’s product lines. Drill pipe footage sold increased by 23% and average sales price per foot increased by 21% with increased sales of premium drill pipe products. Backlog for this segment increased to a record $871.1 million at March 31, 2006.
     Drill Bits
     Revenues for the Drill Bits segment increased by 29% to a record $116.8 million and operating income increased by 64% to $35.6 million. Operating income margins increased to 30% from 24% in last year’s first quarter. These improvements primarily reflect the 18% increase in the worldwide rig count and incremental sales related to the Corion acquisition in July 2005. Additionally, this segment continues to benefit from cost reductions in its international locations.

     Tubular Technology and Services
     Revenues for the Tubular Technology and Services segment increased by 41% to $103.3 million. Operating income increased by more than 100% to $31.2 million, and operating income margins increased to 30% from 21% in last year’s first quarter. The record results reflect increased volumes and pricing across all of this segment’s business units, most significantly in its TCA heat-treating facility.
     Corporate/Other
     Corporate/Other expenses for the first quarter of 2006 increased to $17.4 million from $11.1 million for the same period last year. This increase is primarily due to operations costs related to the Company’s IntelliServ division, which the Company began consolidating after its acquisition in September 2005. Additionally, in connection with the Company’s adoption of SFAS 123(R), which requires company’s to begin expensing the estimated cost of stock option grants, the Company recorded additional stock based compensation expense of $1.4 million.
     OUTLOOK
     Chairman and CEO, Michael McShane commented, “Looking forward, we anticipate continued strength in drilling activity and demand from new rigs entering the market. In the second quarter, we expect increases at our Drilling Products segment to be offset by the normal seasonal decline in Canada and a higher expected tax rate. As a result, we are forecasting second quarter earnings to be in the range of $0.66 to $0.68 per diluted share, excluding any unusual items. For the fiscal year, we expect earnings to be in the range of $2.75 to $2.85 per diluted share.
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
     Conference Call
     Grant Prideco’s conference call to discuss first quarter financial results is scheduled for Wednesday, April 19, 2006 at 8:30 a.m. EDT, (7:30 a.m. CDT, 5:30 a.m. PDT) and is accessible by dialing (800) 374-1805. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated April 11, 2006.
     To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-

looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Revenues	$414,425	$292,096
Operating Expenses:
Cost of sales	228,529	167,916
Sales and marketing	35,980	31,704
General and administrative	27,840	24,522
Research and engineering	7,696	5,763

	300,045	229,905

Operating Income	114,380	62,191
Interest Expense	(3,831)	(10,010)
Other Income (Expense), Net	(260)	1,137
Equity Income in Unconsolidated Affiliates	27,349	4,793

Income Before Income Taxes and Minority Interests	137,638	58,111
Income Tax Provision	(43,064)	(19,469)

Income Before Minority Interests	94,574	38,642
Minority Interests	(2,144)	(1,976)

Net Income	$92,430	$36,666

Basic Net Income Per Share	$0.70	$0.29

Basic Weighted Average Shares Outstanding	131,388	125,234

Diluted Net Income Per Share	$0.69	$0.29
Diluted Weighted Average Shares Outstanding	133,946	128,352

Cash Flow Data:
Depreciation and amortization	$12,099	$11,118
Cash provided by operating activities	63,536	28,813
Cash used in investing activities	(13,733)	(10,595)
Cash (used in) provided by financing activities	(18,732)	8,832
Capital expenditures (a)	9,967	9,099

	March 31,	December 31,
	2006	2005
	(Unaudited)
Balance Sheet Data:
Total assets	$1,642,564	$1,540,284
Total debt	208,434	224,529
Total liabilities	545,430	544,129
Stockholders’ equity	1,097,134	996,155

Backlog at Period Ended	$1,004,827	$813,582

(a)	Capital expenditures for property, plant, and equipment excludes acquisitions of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Revenues:
Drilling Products and Services	$194,259	$128,350
Drill Bits	116,791	90,626
Tubular Technology and Services	103,273	73,120
Corporate and Other	102	—

	$414,425	$292,096

Operating Income (Loss):
Drilling Products and Services	$65,012	$36,367
Drill Bits	35,558	21,622
Tubular Technology and Services	31,243	15,261
Corporate and Other	(17,433)	(11,059)

	$114,380	$62,191

Depreciation and Amortization:
Drilling Products and Services	$3,300	$3,586
Drill Bits	4,089	3,640
Tubular Technology and Services	3,098	3,017
Corporate and Other	1,612	875

	$12,099	$11,118

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$4,495	$2,806
Drill Bits	2,194	2,048
Tubular Technology and Services	1,938	2,429
Corporate and Other	1,340	1,816

	$9,967	$9,099

OTHER INFORMATION AT MARCH 31, 2006:
Total Cash	$59,418
Total Debt	$208,434
Total Stockholders’ Equity	1,097,134

Total Book Capitalization	$1,305,568

Debt to Book Capitalization	16.0%
Net Debt (Net of Cash) to Book Capitalization	11.4%